News Release

Media Inquiries	Investor Inquiries
Bill Price 908-582-4820 (office) 201-214-5123 (mobile) williamprice@lucent.com	John DeBono 908-582-7793 (office) debono@lucent.com

Mary Ward 908-582-7658 (office) 908-565-1716 (mobile) maryward@lucent.com	Dina Fede 908-582-0366 (office) fede@lucent.com

LUCENT TECHNOLOGIES NAMES FRANK D’AMELIO CHIEF OPERATING OFFICER

FOR IMMEDIATE RELEASE: FRIDAY, January 13, 2006

MURRAY HILL, N.J. — Lucent Technologies (NYSE: LU) today announced that Frank D’Amelio, 48, has been appointed the company’s chief operating officer (COO). As COO, D’Amelio will work with Lucent Chairman and CEO Patricia Russo and will be responsible for leading the operations of the business including sales, the product groups, the services business, the supply chain, IT operations and labor relations. D’Amelio will continue in his role as chief financial officer until a successor is named.

“Today our industry is in the midst of a dramatic transformation as the boundaries between the telecom, media and Internet worlds continue to blur,” said Lucent Technologies Chairman and CEO Patricia Russo. “Given these changing market dynamics, I have concluded the time is right for us once again to have a chief operating officer responsible for driving operational excellence and flawless execution across the business.

“I have asked Frank, who commands great respect both internally and externally, to take on this role, which will allow me the opportunity to spend more of my time with customers and to focus on both strategic issues and growth opportunities that will help us build upon our strong technology and market expertise,” said Russo. “Frank brings to this position a breadth and depth of both financial and operational experience as well as a deep knowledge of the business. He is a proven executive who has been recognized as one of the top leaders in his field and is well-respected by customers and his peers.”

D’Amelio – Operations experience and industry veteran

D’Amelio has held a variety of senior financial and operational positions at Lucent and AT&T, and in May 2001 was named Lucent’s executive vice president and chief financial officer with responsibilities that included the management and oversight of all financial, accounting and administrative functions.

“Frank’s leadership within Lucent and work in the financial community were critical to Lucent’s turnaround and return to profitability in fiscal 2004,” said Russo. “I am certain he will apply the same energy, intelligence and leadership in this new role.”

D’Amelio gained substantial operations experience running one of Lucent’s largest product units from 1999 to mid-2001. As group president of the Switching Solutions Group, D’Amelio was responsible for overseeing the manufacturing, research and development, product marketing and management of Lucent’s switching, access and application software products.

In 1994, D’Amelio was appointed controller of AT&T Network Systems before becoming CFO of the group in 1996. He was vice president and CFO of Lucent’s Network Systems business, responsible for all accounting and financial functions in support of a $17 billion global business. When Lucent was formed in 1996, D’Amelio helped to establish the company’s financial structure.

D’Amelio began his career in 1979 at Bell Labs, where he held a variety of financial and general management positions. Starting in 1988, he held a number of finance positions at AT&T, including finance director of AT&T Federal Systems, controller for the Access Unit, controller for the Business Communications Services Unit and CFO for the Transmission Systems Business Unit.

In 2002, Treasury & Risk Management Magazine selected D’Amelio as one of the top 10 leaders in his field. In 2005, D’Amelio was named as one of America’s Best CFO’s in the Telecom sector by Institutional Investor Magazine.

D’Amelio serves on the board of directors of Humana, Inc., the JP MorganChase National Advisory Board and the Independent College Fund of New Jersey Board of Trustees. He earned a bachelor’s degree in Accounting from St. Peter’s College and a master’s of Business Administration from St. John’s University.

Lucent Technologies designs and delivers the systems, services and software that drive next-generation communications networks. Backed by Bell Labs research and development, Lucent uses its strengths in mobility, optical, software, data and voice networking technologies, as well as services, to create new revenue-generating opportunities for its customers, while enabling them to quickly deploy and better manage their networks. Lucent’s customer base includes communications service providers, governments and enterprises worldwide. For more information on Lucent Technologies, which has headquarters in Murray Hill, N.J., USA, visit www.lucent.com.

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